Exhibit 99.1

VSB Bancorp, Inc.

Third Quarter 2012 Results of Operations

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. —October 10, 2012. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $357,460 for the third quarter of 2012, a decrease of $64,828, or 15.4%, from the third quarter of 2011. The following unaudited figures were released today. Pre-tax income was $658,888 in the third quarter of 2012, compared to $778,533 for the third quarter of 2011. Net income for the quarter was $357,460, or basic income of $0.20 per common share, compared to a net income of $422,288, or $0.23 basic income per common share, for the quarter ended September 30, 2011.

The $64,828 decrease in net income was due to a decrease in net interest income of $232,433. This decrease was partially offset by a decrease in non-interest expense of $57,465, a decrease in the provision for income taxes of $54,817, and a decrease in the provision for loan losses of $50,000.

The $232,433 decrease in net interest income for the third quarter of 2012 occurred primarily because our interest income decreased by $242,203, while our cost of funds decreased by $9,770. The decline in interest income resulted from a $202,517 decrease in income from investment securities, due to a 63 basis point decrease in average yield and a $2.1 million decrease in average balance between the periods. The $52,707 decrease in interest income on loans was due to a 12 basis point decrease in yield partially offset by a $1.3 million increase in the average balance of loans and from the third quarter of 2011 to the third quarter of 2012. Our average non-performing loans decreased $1.1 million, from $7.2 million in the quarter ended September 30, 2011, to $6.1 million in the third quarter of 2012. The level of non-performing loans declined from $10.9 million at December 31, 2011 to $7.2 million at March 31 2012, to $6.2 million at June 30, 2012 and to $6.1 million at September 30, 2012.

Interest income from other interest earning assets (principally overnight investments) increased by $13,021 due to a 4 basis point increase in yield, and a $16.4 million increase in average balance from the third quarter of 2011 to the third quarter of 2012.

The most significant component of the decrease in interest expense was a $15,151 decrease in interest on time accounts as the average cost declined by 10 basis points due to a continuation of low market interest rates. Average demand deposits, an interest free source of funds for us to invest, increased from $77.1 million, or 36.0% of total deposits in the third quarter of 2011, to $78.8 million, or 34.2% of total deposits in the third quarter of 2012. Average interest-bearing deposits increased by $14.2 million and average non-interest bearing deposits increased by $1.7 million, resulting in an overall $15.9 million increase in average total deposits from the third quarter of 2011 to the third quarter of 2012.

The average yield on interest-earning assets declined by 55 basis points, while the average cost of funds declined by 8 basis points from the third quarter of 2011 to the third quarter of 2012. The reduction in the yield on assets was principally due to the 63 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates we had been earning on securities repaid or matured, and by the 12 basis point drop in the yield on loans. The decline in the cost of funds was driven principally by 10 basis point drop in the cost of time deposits, partially offset by a 5 basis point increase in the cost of saving account deposits. Our interest rate margin decreased by 52 basis points from 3.70% to 3.18% when comparing the third quarter of 2012 to the same quarter in 2011, while our interest rate spread decreased by 47 basis points from 3.44% to 2.97%. The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities, the increased average balance of low yielding other interest-earning assets and the adverse effect of the non-receipt of interest received on non-performing loans. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities. In addition, we continued to incur interest expense on deposits that funded the non-performing loans that did not earn interest. Non-interest income increased to $607,828, or by $5,323, in the third quarter of 2012, from $602,505 for the same quarter in 2011. Service charges on deposits consist mainly of insufficient fund fees, which are inherently volatile, and are based upon the number of items being presented for payment against insufficient funds.

Comparing the third quarter of 2012 with the same quarter in 2011, non-interest expense decreased by $57,465, totaling $2.0 million for the third quarter of 2012. Non-interest expense decreased for various business reasons including a $53,850 decrease in salary and employee benefit costs due to reduced staff and a $36,402 decrease in occupancy expenses due to the one-time remediation costs at a branch damaged in the third quarter of 2011. These decreases were partially offset by a $18,919 increase in professional fees because of increased costs and the hiring of a consultant and a $9,321 increase in other non-interest expenses due to other real estate owned costs.

For the first nine months of 2012, pre-tax income decreased to $1,863,544 from $2,362,843 for the first nine months of 2011, a decline of $499,299, or 21.1%. Net income for the nine months ended September 30, 2012 was $1,010,945, or basic net income of $0.57 per common share, as compared to a net income of $1,281,783, or basic net income of $0.71 per common share, for the nine months ended September 30, 2011. The $270,838 reduction in net income for the nine months ended September 30, 2012 was attributable principally to a $417,591 decrease in net interest income, and a $135,000 increase in the provision for loan losses, partially offset by a $30,009 decrease in non-interest expenses and a $23,283 increase in non-interest income. The decrease in non-interest expense of $30,009 was due primarily to a $95,253 decrease in employee salary and benefit costs due to reduced staff, a $46,149 decrease in occupancy expenses due primarily to 2011 remediation costs at a branch that flooded during Hurricane Irene, a $19,736 decrease in computer expenses due to reduced contract expenses, and a $15,500 decrease in FDIC and NYSBD assessments. These decreases were partially offset by a $52,281 increase in legal expenses due to a higher level of collections and a recovery of legal fees in 2011 previously expensed on a settled lawsuit, a $41,494 increase in other non-interest expenses due to OREO costs and increased costs of regulatory filings, a $35,479 increase in professional fees due to higher costs and the hiring of a consultant, a $17,375 increase in director fees due to an increase in the number of meetings. Income tax expense decreased $228,461 due to the $499,299 decrease in pre-tax income. The net interest margin decreased by 42 basis points from the nine months ended September 30, 2012 to 3.39% from 3.81%, in the same period in 2011. Correspondingly, the spread decreased by 39 points from 3.56% to 3.17% between the periods. Average interest earning assets for the nine months ended September 30, 2012, increased by $12.0 million, or 5.1%, from the same period in 2011. However, the increase in average interest earning assets did not result in a corresponding increase in interest income. We elected to maintain a higher level of short term and overnight investments because of the extreme low yields on interest-earning securities that were available to us for purchase.

Total assets increased to $259.8 million at September 30, 2012, an increase of $18.0 million, or 7.4%, from December 31, 2011. The significant components of this increase were a $14.7 million increase in cash and other liquid assets and a $3.8 million increase in investment securities. Total deposits, including escrow deposits, increased to $231.0 million, an increase of $17.7 million, or 8.3%. We had increases in demand and checking deposits of $7.0 million, $5.7 million in money market accounts, $3.6 million in savings deposits, and $3.3 million in NOW accounts, partially offset by a decrease of $2.0 million in time deposits from year end 2011. The Bancorp’s Tier 1 capital ratio was 10.09% at September 30, 2012.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The weak economy and the Federal Reserve’s action to keep rates near historic lows has limited our investment alternatives. Our margin has dropped in 2012 due to our larger holding of overnight investments and weak loan demand.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “We have just paid our twentieth consecutive dividend to our stockholders. We have increased our deposit base by over $17.7 million in 2012 and our book value per share has increased to $15.61. We have repurchased an additional 12,000 shares of our common stock in this quarter. We have maintained our standards throughout this prolonged economic crisis and we firmly believe that our success is driven by delivering the highest quality personal service on Staten Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.7 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank). We announced our sixth branch location in Charleston/Tottenville section of Staten Island, subject to regulatory approval.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.

Consolidated Statements of Financial Condition

September 30, 2012

(unaudited)

	September 30,	December 31,
	2012	2011
Assets:

Cash and cash equivalents	$62,823,176	$48,107,673
Investment securities, available for sale	112,293,648	108,500,489
Loans receivable	81,965,253	81,910,990
Allowance for loan loss	(1,666,916)	(1,343,020)
Loans receivable, net	80,298,337	80,567,970
Bank premises and equipment, net	2,183,842	2,332,727
Accrued interest receivable	556,014	582,942
Other assets	1,691,022	1,754,654
Total assets	$259,846,039	$241,846,455

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$79,534,085	$72,507,555
NOW	33,843,677	30,553,003
Money market	32,637,077	26,909,220
Savings	20,753,628	17,178,525
Time	63,864,539	65,894,536
Total Deposits	230,633,006	213,042,839
Escrow deposits	321,841	180,066
Accounts payable and accrued expenses	1,178,733	1,521,290
Total liabilities	232,133,580	214,744,195

Stockholders’ equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,775,809 outstanding at September 30, 2012 and 1,797,809 outstanding at December 31, 2011)	199	199
Additional paid in capital	9,313,979	9,304,789
Retained earnings	19,265,307	18,574,651
Treasury stock, at cost (213,700 shares at September 30, 2012 and 191,700 at December 31, 2011)	(2,170,073)	(1,935,596)
Unearned ESOP shares	(267,707)	(394,516)
Accumulated other comprehensive gain, net of taxes of $1,324,645 and $1,309,447, respectively	1,570,754	1,552,733

Total stockholders’ equity	27,712,459	27,102,260

Total liabilities and stockholders’ equity	$259,846,039	$241,846,455

VSB Bancorp, Inc.

Consolidated Statements of Operations

September 30, 2012

(unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
Interest and dividend income:
Loans receivable	$1,484,891	$1,537,598	$4,489,089	$4,357,917
Investment securities	736,733	939,250	2,319,168	2,949,689
Other interest earning assets	30,259	17,238	78,331	41,979
Total interest income	2,251,883	2,494,086	6,886,588	7,349,585

Interest expense:
NOW	19,414	18,965	62,972	75,237
Money market	59,187	59,240	174,058	179,720
Savings	16,493	11,508	35,693	37,482
Time	105,518	120,669	335,370	361,060
Total interest expense	200,612	210,382	608,093	653,499

Net interest income	2,051,271	2,283,704	6,278,495	6,696,086
Provision for loan loss	40,000	90,000	280,000	145,000
Net interest income after provision for loan loss	2,011,271	2,193,704	5,998,495	6,551,086

Non-interest income:
Loan fees	12,471	9,057	32,063	49,663
Service charges on deposits	524,766	533,256	1,626,041	1,591,641
Net rental income	18,327	10,795	42,605	32,513
Other income	52,264	49,397	156,075	159,684
Total non-interest income	607,828	602,505	1,856,784	1,833,501

Non-interest expenses:
Salaries and benefits	934,410	988,260	2,861,845	2,957,098
Occupancy expenses	367,248	403,650	1,095,729	1,141,878
Legal expense	59,292	57,035	209,276	156,995
Professional fees	84,819	65,900	253,880	218,401
Computer expense	66,463	64,298	183,131	202,867
Director fees	60,775	63,150	205,900	188,525
FDIC and NYSBD assessments	57,000	54,500	178,500	194,000
Other expenses	330,204	320,883	1,003,474	961,980
Total non-interest expenses	1,960,211	2,017,676	5,991,735	6,021,744

Income before income taxes	658,888	778,533	1,863,544	2,362,843

Provision (benefit) for income taxes:
Current	329,410	421,989	1,058,329	1,402,370
Deferred	(27,982)	(65,744)	(205,730)	(321,310)
Total provision for income taxes	301,428	356,245	852,599	1,081,060

Net income	$357,460	$422,288	$1,010,945	$1,281,783

Basic income per common share	$0.20	$0.23	$0.57	$0.71

Diluted net income per share	$0.20	$0.23	$0.57	$0.71

Book value per common share	$15.61	$15.15	$15.61	$15.15